As filed with the Securities and
Exchange Commission on January 24, 2000                  Reg. No. 333-



                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549


                                    FORM S-8
                             REGISTRATION STATEMENT
                                      UNDER
                           THE SECURITIES ACT OF 1933

                              MARK SOLUTIONS, INC.
                     --------------------------------------
             (Exact name of Registrant as specified in its charter)

       Delaware                                            11-2864481
    -------------                                        ---------------
(State or other jurisdiction                             (IRS Employer
 of incorporation or organization)                      Identification No.)

                            Parkway Technical Center
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                -------------------------------------------------
                (Address of principal offices including zip code)


               Stock Option Grants Pursuant to Written Agreements
               --------------------------------------------------
                              (Full Title of Plans)

                             Carl Coppola, President
                              Mark Solutions, Inc.
                                1515 Broad Street
                          Bloomfield, New Jersey 07003
                          ----------------------------
                     (Name and Address of agent for service)

                                 (973) 893-0500
                                 --------------
          (Telephone number including area code for agent for service)


                        CALCULATION OF REGISTRATION FEE
================================================================================
Title of Each   Amount to be   Proposed Maximum  Proposed Maximum  Amount of
Class to        Registered(1)  Offering Price    Aggregate         Registration
be                                               Per Share (2)     Fee (1)
Registered                                                         Offering
                                                                   Price (2)
--------------------------------------------------------------------------------
Common Stock,
$.01 par value    169,550          $4.8125        $ 815,960        $  270.00
===============================================================================
(1)  Also   registered   hereby   pursuant  to  Rule  416  are  such  additional
indeterminate shares of Common Stock or other securities as may become issuable by reason of stock splits or other adjustments pursuant to antidilution provisions of Stock Option Grants Pursuant to Written Agreements.
(2) Estimated solely for purposes of calculating registration fee pursuant to Rule 457 based upon the last sales price as reported on Nasdaq within the prior five days.


                         Exhibit Index Appears on Page 8

                              MARK SOLUTIONS, INC.

                         Form S-8 Registration Statement
                                       For
               Stock Option Grants Pursuant to Written Agreements
                     ---------------------------------------

                                     PART I.

                Information Required in Section 10(a) Prospectus

     This registration statement is filed with the Securities and Exchange Commission (the "SEC") for the purpose of registering 169,550 shares of common stock, $.01 par value, of Mark underlying certain stock option grants pursuant to written agreements (the "Option Grants").

     Information required by Part I (Items 1 and 2) is included in documents given or to be given to recipients of the Option Grants pursuant to Rule 428(b)(1) of the Securities Act of 1933, as amended (the "Securities Act").


                                    PART II.

                 Information Required in Registration Statement


Item 3- Incorporation of Documents by Reference.

     The following documents filed by Mark (Commission No.
0-17118) are incorporated and made a part of this registration statement by reference:

(a) Mark's Annual Report on Form 10-K, containing audited financial statements, for the fiscal year ended June 30, 1999.

(b) Mark's definitive proxy statement for its Annual Shareholders Meeting held on December 17, 1999.

(c) Mark's quarterly report on Form 10-Q for the fiscal quarter ended September 30, 1999.

(d) Mark's Current Report on Form 8-K- Event Date December 16, 1999.

(e) The description of common stock contained in Mark's Registration Statement on Form S-1 declared effective by the SEC on December 31, 1999 (Commission File Number 333-62513).

In addition, all documents subsequently filed by Mark under Section 13(a), 13(c), 14 or 15(d) of the Securities Exchange Act of 1934 prior to the filing of a post-effective amendment indicating that all of the common stock offered have been sold, or deregistering all such securities then remaining unsold are deemed to be incorporated by reference into and made a part of this registration statement from the date of filing. Information contained in these subsequent filings automatically modifies or supersedes previously filed information, including information contained in this registration statement.

Item 4- Description of Securities.

     Not applicable.


Item 5- Interests of Named Experts and Counsel.

     Timothy J. McCartney, Esq., legal counsel to Mark, is rendering the opinion regarding the legality of the common stock offered pursuant this registration statement.

Item 6- Indemnification of Officers and Directors.

     Reference is made to Article Seven of the Certificate of Incorporation of the Registrant and Section 145 of the Delaware General Corporation Law.

     Article Seven of the Certificate of Incorporation of the Registrant provides for indemnification to the full extent permitted by Delaware law of all persons whom it shall have the power to indemnify thereunder. Section 145 of the General Corporation Law of the State of Delaware ("GCL") contains provisions entitling directors and officers of the Registrant to indemnification from judgments, fines, amounts paid in settlement and reasonable expenses, including attorney's fees, as the result of being or having been a director or officer of the Registrant provided said officers or directors acted in good faith. GCL
Section 145 provides broad powers of indemnification of directors and officers by their corporation. For example, the board of directors, the shareholders, or independent legal counsel in some circumstances may authorize the corporation to indemnify any officer or director again expenses (including attorneys' fees), judgments, fines and amounts paid in settlement, actually and reasonable incurred by him in connection with any threatened, pending or completed action, suit or proceeding other than an action by or in the right of the corporation, whether civil, criminal, administrative or investigative - by reason of the fact that he is or was a director or officer of the corporation, if such director or officer acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and, with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. With respect to any threatened, pending or completed action or suit by or in the right of a Delaware corporation, the corporation may in like manner indemnify any officer or director against expenses (including attorneys' fees) actually and reasonably incurred by him in connection with the defense or settlement of such action or suit if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interest of the corporation and except that no indemnification shall be made in respect of any claim, issue or matter as to which such personal shall have been adjudged to be liable for negligence or misconduct in the performance of his duty to the corporation, but only if and to the extent that the Court of Chancery or the court in which the action or suit was brought shall determine upon application that, despite the adjudication of liability but in view of all the circumstances of the case, such person is fairly and reasonably entitled to indemnity for such expenses which the Court of Chancery or such other court shall deem proper.

     Should a director or officer defend litigation arising out of his office and be successful on the merits or otherwise in defense of the action, GCL
Section 145 provides that such officer or director shall be indemnified against expenses (including attorneys' fees) actually and reasonably incurred by him in connection therewith.

     Finally, a corporation organized under the GCL shall have power to purchase and maintain insurance on behalf of any director or officer against any liability asserted against him and incurred by him in such capacity or arising out of his status as an officer or a director, whether or not the corporation would have the power to indemnify him against such liability under the before described provisions of Section 145 of the GCL.

     Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors and officers, or persons controlling the Registrant, the Registrant has been informed that, in the opinion of the SEC, such indemnification is against public policy as expressed in the Securities Act and is therefore unenforceable.

     The Registrant has obtained insurance to protect its directors and officers against certain liabilities under a directors and officers policy providing customary coverage.


Item 7- Exemption From Registration Claimed.

     Not applicable.

Item 8- Exhibits.

Reference is made to the Exhibit Index which is included on page 8 of this Registration Statement.


Item 9- Undertakings.

     (A) With respect to the Common Stock, the undersigned Registrant hereby undertakes:

          (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

          (i) To include any prospectus required by Section 10 (a) (3) of the Securities Act of 1933;

          (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to Rule 424(b) if, in the aggregate, the changes in the volume and price represent no more than a 20% change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" Table in the effective registration statement;

         (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement; provided, however, the paragraphs (a)(1)(i) and (a)(1)(ii) shall not apply if the information required to be included in a post-effective amendment by such paragraphs is contained in periodic reports filed with or furnished to the Commission by the Registrant pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that are incorporated by reference in the registration statement.

          (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

          (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

     (B) The undersigned registrant hereby undertakes that, for purposes of determining liability under the Securities Act, each of the registrant's annual reports pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and where applicable, each filing of an employee benefit's plan annual report pursuant to Section 15(d) of the exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (C) The undersigned registrant hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnish pursuant to and meeting the requirements of Rule 14-a-3 or Rule 14c-3 under the Exchange Act; and, where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, to cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly that is specifically incorporated by reference in the prospectus to provide such interim financial information.

      (D) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the provisions set forth in Item 6 hereof or otherwise, the Registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act of 1933, and is therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person of the Registrant in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933, and will be governed by the final adjudication of such issue.

                                   SIGNATURES

     Pursuant to the requirements of the Securities Act of 1933, the Registrant certifies that it has reasonable grounds to believe that it meets all of the requirements for filing a registration statement on Form S-8 and has duly caused this registration statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the Town of Bloomfield, State of New Jersey on January 21, 2000.


                              MARK SOLUTIONS, INC.


                              By:  /s/  Carl Coppola
                                   -----------------------------------
                                     Carl Coppola, President and
                                     Chief Executive Officer

                                  /s/  Michael Nafash
                                  ------------------------------------
                                  Michael Nafash,
                                  Chief Financial Officer


Pursuant to the requirements of the Securities Act of 1933, this Registration Statement has been signed by the following persons in the capacities and on the date indicated.


Signature                  Title                  Date
---------                  -----                  ----


/s/ Carl Coppola           President, Chief       January 21, 2000
----------------------
(Carl Coppola)             Executive Officer
                           and Director

/s/ Michael Nafash         Chief Financial        January 21, 2000
----------------------
(Michael Nafash)           Officer and Director

/s/ Richard Branca         Director               January 21, 2000
----------------------
(Richard Branca)

/s/ Yitz Grossman          Director               January 21, 2000
----------------------
(Yitz Grossman)

/s/ Ronald E. Olszowy      Director               January 21, 2000
----------------------
(Ronald E. Olszowy)

/s/ William Westerhoff     Director               January 21, 2000
----------------------
(William Westerhoff)

                                  EXHIBIT INDEX

               Exhibit numbers are in accordance with the Exhibit
                      Table in Item 601 of Regulation S-K.


Exhibit
Number   Description
------   -----------

 4.1     Form of Stock Option Grant Agreement

 5.1     Opinion of Timothy J. McCartney, Esq.
          re: legality

23.1    Consent of Holtz Rubenstein & Co., LLP

23.2    Consent of Timothy J. McCartney, Esq.
          (included in Exhibit 5.1)

                                                                     EXHIBIT 4.1



                        WARRANT TO PURCHASE COMMON STOCK
                             VOID AFTER ************


                              MARK SOLUTIONS, INC.
             (INCORPORATED UNDER THE LAWS OF THE STATE OF DELAWARE)



NUMBER                                          PURCHASE WARRANTS
 ****                                              --*****--

                          PURCHASE WARRANT CERTIFICATE



       THIS CERTIFIES that:

   ***********************

            is the owner of **************** (******) Warrants, and is entitled to purchase from MARK SOLUTIONS, INC., a corporation incorporated under the laws of the State of Delaware (the "Company") fully paid and non-assessable shares of Common Stock, $ .01 par value, of the Company, ("Common Stock"), upon presentation and surrender of this Warrant with the Subscription Form duly executed, on or before ************* (the "Expiration Date") at the offices of the Company and upon payment thereof of the purchase price, in lawful money of the United States of America. The purchase price shall be $ **** per share, subject to adjustment as herein provided (the "Exercise Price").


1. Transferability and Divisibility. Subject to the restrictions set forth in this Section, this Warrant may not be divided and is not transferable.

2. Exercise. The Holder may exercise the Warrant with respect to all or any part of the number of shares of Common Stock then exercisable hereunder by giving the Secretary of the Company written notice of intent to exercise. The notice of exercise shall specify the number of shares as to which the Warrant is to be exercised and the date of exercise thereof.

On the exercise date or as soon thereafter as is practicable, the Company shall cause to be delivered to the Holder, a certificate or certificates for the shares then being purchased upon full payment for such shares.

3. Registration Rights. If applicable, the Holder of the Warrant shall be entitled to include the Common Stock underlying the Warrant in any registration statement with the Securities and Exchange Commission under the Securities Act of 1933, as amended (other than as to Common Stock issued pursuant to a Registration Statement on Form S-8 or S-4 or their successor form) during the term of this Warrant, provided, however, if the registration statement is being filed in connection with a firm commitment underwriting, such registration of the underlying Common Stock shall be subject to the approval of the underwriter.

The Company shall give the Warrant holders at least ten (10) days prior notice of any such filing of a registration statement. All fees, disbursements and out of pocket expenses (other than the warrant holders brokerage fees and commissions, applicable transfer taxes and counsel fees and disbursements) in connection with the registration statement, including compliance with applicable securities and "blue sky" laws shall be borne by the Company.


4. Anti-dilution Provisions. The Exercise Price and the number and kind of securities purchasable upon the exercise of this Warrant shall be subject to adjustment from time to time upon the happening of certain events as hereinafter provided. The Exercise Price in effect at any time and the number and kind of securities purchasable upon exercise of each Warrant shall be subject to adjustment as follows:

   (a) In case the Company shall (i) pay a dividend or make a distribution on its share of Common Stock in shares of Common Stock, (ii) subdivide or reclassify its outstanding Common Stock into a greater number of shares, or (ii) combine or reclassify its outstanding Common stock into a smaller number of shares, the Exercise Price in effect at the time of the record date for such dividend or distribution or of the effective date of such subdivision, combination or reclassification shall be proportionately adjusted so that the Holder of this Warrant exercised after such date shall be entitled to receive the aggregate number and kind of shares which, if this Warrant had been exercised by such Holder immediately prior to such date, he would have owned upon such exercise and been entitled to receive upon such dividend, subdivision, combination or reclassification. Such adjustment shall be made successively whenever any event listed above shall occur.

   (b) Whenever the Exercise Price payable upon exercise of each Warrant is adjusted pursuant to Subsection (a) above, the number of Shares purchasable upon exercise of this Warrant shall simultaneously be adjusted by multiplying the number of Shares initially issuable upon exercise of this Warrant by the Exercise Price in effect on the date hereof and dividing the product so obtained by the Exercise Price, as adjusted.

   (c) No adjustment shall be made by reason of the issuance in exchange for cash, property or services, of shares of Common Stock or any securities convertible into or exchangeable for shares of Common Stock or carrying the right to purchase any of the foregoing.
There are no other anti-dilution provisions.

   (d) In the event that at any time, as a result of an adjustment made pursuant to Subsection (a) above, the Holder of this Warrant thereafter shall become entitled to receive any shares of the Company, other than Common Stock, thereafter the number of such other shares so receivable upon exercise of this Warrant shall be subject to adjustment from time to time in a manner and on terms as nearly equivalent as practicable to the provisions with respect to the Common Stock contained herein.

   (e) Irrespective of any adjustments in the Exercise Price or the number or kind of shares purchasable upon exercise of this Warrant, Warrants theretofore or thereafter issued may continue to express the same price and number and kind of shares as are stated in the similar Warrants initially issuable pursuant to this Agreement.


5. Consolidations and Mergers. If prior to the Expiration Date, the Company shall consolidate with, or merge into another company (except for a merger or consolidation in which the Company is the continuing corporation), the holder of this Warrant will thereafter be entitled to receive, upon the exercise thereof, the securities or property to which the holder of the number of shares of Common Stock then deliverable upon the exercise hereof would have owned or have been entitled to receive upon such consolidation or merger, and the Company shall take such steps in connection with such consolidation or merger as may be necessary to assure that the provisions of this Warrant shall thereafter be applicable as nearly as reasonably may be, in relation to any securities and property thereafter deliverable upon the exercise of this Warrant. A sale, conveyance or lease to another corporation of the assets of the Company as an entirety or substantially as an entirety, in connection which the Company is dissolved, shall be deemed a consolidation or merger for the foregoing purposes.


6. Fractional Interests. The Company shall not issue fractions of shares of Common Stock upon exercise of this Warrant but in lieu thereof make payment in cash based on the Exercise Price in effect at that time or (ii) issue scrip certificates evidencing such fractional interests which when presented with other like certificates representing in the aggregate least one whole share, may be exchanged for whole shares of Common Stock. Such scrip certificates may become void and of no effect after a reasonable period as specified in such scrip certificate. The computation of any fractional interest shall be made to the first two decimal points without rounding.

7. Reservation of Shares; Issuance. The Company shall reserve a sufficient number of shares of Common Stock to satisfy the requirements of this Warrant. The Company will take all action necessary to insure that all shares issued upon exercise of this Warrant will be duly and validly authorized and issued and fully paid and non-assessable.


8. Notices. Any notices required under this Warrant shall be deemed given on the date mailed if sent by certified mail, return receipt requested or on the date of actual receipt by facsimile or other means. All notices to the holder of this Warrant shall be sent to the address indicated on the Warrant register.


9. Miscellaneous. This Warrant will be governed by the substantive laws of the State of New Jersey. This Warrant shall be binding upon the successors or assigns of the Company.


Dated: *****************


                                     MARK SOLUTIONS, INC.

                                     By:_________________________
                                        Carl Coppola, President

                                SUBSCRIPTION FORM
                      To Be Executed By The Holder in Order
                             To Exercise The Warrant


To: MARK SOLUTIONS, INC.

 The undersigned irrevocably elects to exercise the right of purchase represented by the within Warrant for, and to purchase thereunder ____________________________________________________ shares of the stock provided  for  therein  and  tenders  payment  herewith  to the  order  of  MARK
SOLUTIONS, INC. in the amount of $ __________________ in accordance with the terms of the Warrant.

The undersigned requests that the certificates for such shares be issued in the name of ________________________________

Insert Social Security Number
or Other Identifying Number
of Designated Stockholder    _____________________




Dated __________________

                                                --------------------------------
                                                             Warrantholder

                                                                    Exhibit  5.1

                              TIMOTHY J. McCARTNEY*
                                 Attorney-at-Law
                                   9 Elsa Way
                          Richboro, Pennsylvania 18954

                            Telephone (215) 396-7156
                            Facsimile (215) 396-7157

* Member of N.Y. Bar



January 21, 2000

Mark Solutions, Inc.
1515 Broad Street
Bloomfield, New Jersey 07003


Re: Form S-8 Registration Statement


Ladies and Gentlemen:

I have acted as counsel for Mark Solutions, Inc. (the "Company") in connection with the registration of 169,550 shares of Common Stock, $.01 par value, of the Company (the "Shares") under the Securities Act of 1933, as amended on a Form S-8 registration statement (the "Registration Statement") to be filed on January 21, 2000 with the Securities and Exchange Commission.

I have examined originals or copies, certified or otherwise identified to my satisfaction, of such corporate records, agreements and other instruments and based upon such documents and other investigation as I have deemed necessary I am of the opinion that:

    1. The Company has been duly organized and is validly existing as a business corporation in good standing under the laws of the State of Delaware.

    2. Upon effectiveness of the Registration Statement and the delivery and issuance of the Shares as described therein, such Shares will be validly issued, fully paid and non-assessable.

I hereby consent to the filing of this opinion as an Exhibit to the Registration Statement and the related prospectus and further consent to the use of my name in the Registration Statement.



Very Truly Yours,



Timothy J. McCartney

                                                                    Exhibit 23.1


              CONSENT OF INDEPENDENT CERTIFIED PUBLIC ACCOUNTANTS


We hereby consent to the incorporation into this Registration Statement on Form S-8 of our report dated September 2, 1999 with respect to the consolidated financial statements of Mark Solutions, Inc. as of June 30, 1998 and 1999 and for the years then ended included in its Annual Report on Form 10-K for the year ended June 30, 1999. We also consent to the reference to us under the heading "Experts" in the Prospectus which is part of the Registration Statement.




                                            /s/ HOLTZ RUBENSTEIN & CO., LLP
                                            HOLTZ RUBENSTEIN & CO., LLP


Melville, New York
January 20, 2000